Exhibit 10.8
AMENDMENT NO. 3 TO THE
DELL INC. 401(K) PLAN
     This Amendment is hereby entered into by Dell Inc., a Delaware corporation, having its principal office in Round Rock, Texas (hereinafter referred to as “Employer”):
R E C I T A L S:
     WHEREAS, the Employer has previously established the Dell Inc. 401(k) Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries; and
     WHEREAS, the Employer most recently amended and restated the Plan effective January 1, 2003; and
     WHEREAS, the Employer desires to amend the Plan to comply with provisions of the final regulations under Treasury Regulation Section 1.401(k) and Treasury Regulation Section 1.401(m) that are effective for Plan Years beginning on and after January 1, 2006; and
     NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the following amendment is hereby made, and shall be effective January 1, 2006:
1. Subsection 3.1(c) of the Plan is hereby amended, as underlined, to be and read as follows:
“(c)	A Participant’s election to defer an amount of his Considered Compensation and Bonus, if any, shall be made by authorizing his Employer, in the manner prescribed by the Committee, to reduce his Considered Compensation (and, for the 2003 Plan Year, Bonus, if any), in the elected amount, and the Employer, in consideration thereof, agrees to contribute an equal amount to the Plan. A Participant’s election made pursuant to this Subsection shall be implemented as soon as administratively practicable after such election is made.

A Participant’s Considered Compensation deferral election shall remain in force and effect for all periods following its implementation until modified in accordance with Subsection 3.1(c) or canceled in accordance with Subsection 3.1(d) or until such Participant ceases to be an Eligible Employee. For the 2003 Plan Year, a Participant’s Bonus deferral election shall remain in force and effect until the end of the Plan Year for which such election was made unless earlier modified in accordance with Subsection 3.1(c) or canceled in accordance with Subsection 3.1(d) or until such Participant ceases to be an Eligible Employee. The Company shall pay to a Participant any Considered Compensation and Bonus for a Plan Year not deferred under this Plan. Any Contributions made pursuant to a deferral election shall not be made before the earlier of (1) the Participant’s performance of Service with respect to which the Contribution is made and (2)

when the Compensation that is subject to the election would be currently available to the Employee in the absence of such an agreement.”
2. Section 3.1 is hereby amended by revising Subsections (g) and (h), to be and read as follows:
“(g)	Reserved.

(h)	Reserved.”
3. Section 3.2 is hereby amended by revising Subsection (c), to be and read as follows:
“(c)	Reserved.”
4. Subsection 3.2(d) of the Plan is hereby amended, as underlined, to be and read as follows:
“(d)	The Employer shall contribute to the Trust for each pay period, as Safe Harbor Matching Contributions, an amount that equals 100% of the Salary Reduction Contributions, including any applicable Catch-Up Contributions, that were made pursuant to Sections 3.1 and 18.8(a), respectively, on behalf of each of the Participants during such pay period and that were not in excess of 4% of each such Participant’s Considered Compensation for such pay period. Safe Harbor Matching Contributions shall be 100% vested and nonforfeitable at all times and shall be allocated to the Employer Contribution Account of each Participant. A Safe Harbor Matching Contribution may be contributed to the Plan concurrently with Participant’s Salary Reduction Contribution and any applicable Catch-Up Contribution to which the Safe Harbor Matching Contribution relates, but in no event shall the Safe Harbor Matching Contribution be contributed to the Plan prior to such Participant’s Salary Reduction Contribution. Further, pursuant to the safe harbor requirements of Code Section 401(k)(3), the Employer shall be required to contribute before the due date of the Employer’s tax return, as extended, such additional amount as may be necessary to ensure that each Participant eligible to receive an allocation of the Safe Harbor Matching Contribution for the Plan Year shall receive an amount for such Plan Year equal to the lesser of 100% of the amount deferred by such Participant for such Plan Year or four percent (4%) of such Participant’s Annual Compensation for such Plan Year. The Participant shall not be required to complete a specified Period of Service or be employed on the last day of the Plan Year in order to share in this additional amount.

No more than ninety (90), and no fewer than thirty (30), days prior to the beginning of each Plan Year, the Employer shall provide to each Participant a Safe Harbor Notice. If an Employee will become a Participant in the Plan after the date such notice is provided for a Plan Year but prior to the beginning of the next Plan Year, then the Employer shall provide such Employee a Safe Harbor Notice no later than the date such Employee becomes eligible to participate in the Plan. The Safe Harbor Notice shall be sufficiently accurate and comprehensive to inform the

Employee or Participant of his rights and obligations under the Plan and shall be written in a manner calculated to be understood by the average Employee. The Safe Harbor Notice shall accurately describe (i) the Safe Harbor Matching Contribution as set forth in this Section 3.2(d), (ii) any other contributions under the Plan, including the potential for discretionary Employer contributions, and the conditions under which such contributions are made, (iii) the type and amount of Compensation that may be deferred under the Plan, (iv) how to make Salary Reduction Contributions, including the requirements for completing and returning the election forms, (v) the periods available for making Salary Reduction Contributions, (vi) withdrawal and vesting provisions applicable to all contributions under the Plan, and (vii) information that makes it easy to obtain additional information about the Plan such as telephone numbers, addresses and, if applicable, electronic addresses, of individuals or offices from whom employees can obtain such plan information.”
5. Section 3.2 of the Plan is hereby amended by adding the following new Subsection (e) to the end thereof to be and read as follows:
“(e)	If a Highly Compensated Employee simultaneously participates in more than one plan or arrangement described in Code Section 401(k) of the Employer or its Related Employers, then any Employer Matching Contributions, including Safe Harbor Matching Contributions, allocated to his or her account shall be determined as if all Employer Matching Contributions, including Safe Harbor Matching Contributions, were made under a single arrangement. Notwithstanding the required aggregation in the preceding sentence, this Plan shall continue to satisfy the requirements of Code Section 401(m)(2) by the Safe Harbor Matching Contributions made under this Plan pursuant to Code Section 401(m)(11).”
6. Section 3.6 is hereby amended, to be and read as follows:
“3.6 Reserved.”
7. Subsection 4.2(g) of the Plan is hereby amended, as underlined, to be and read as follows:
“(g)	Safe Harbor Matching Contributions made by the Employer pursuant to Section 3.2(d) shall be allocated to the Employer Contribution Accounts of the Participants for whom such contributions were made. As provided under Section 3.2, the Employer may elect to pre-fund the Safe Harbor Matching Contribution for a Plan Year by allocating the Safe Harbor Matching Contribution to the Individual Accounts of eligible Participants as of the Allocation Date of each payroll period during the Plan Year. The amount of the Safe Harbor Matching Contribution to be allocated for any payroll period on behalf of a Participant shall be determined under the contribution formula described in Section 3.2(d), taking into account only the Participant’s eligible compensation paid for such payroll period and the Participant’s Salary Reduction Contribution for such payroll period; provided, however, that no later than the due date of the Employer’s tax return for the Plan Year, the Employer shall make an additional Safe Harbor Matching Contribution to the Individual Accounts of any Participant or Former Participant who failed to receive a Safe Harbor Matching Contribution for such Plan Year that is equal to the amount provided by the contribution formula described in Section 3.2(d), based on such Participant’s Annual Compensation and Salary Reduction Contributions for such Plan Year.”
8. Subsection 6.2(a) of the Plan is hereby amended, as underlined, to be and read as follows:
“(a)	A Participant who has a “financial hardship” as determined by the Committee, and who has represented in writing that he or she has made all available withdrawals pursuant to Section 6.1 and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member and who has obtained all available loans pursuant to Article IX and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member may withdraw from his Employer Contribution Account, his Rollover Contribution Account, and his Salary Reduction Account amounts not to exceed the lesser of (i) such Participant’s Vested Interest in such Accounts or (ii) the amount determined by the Committee as being available for withdrawal pursuant to this Subsection. Such withdrawal shall come, first, from the Participant’s Rollover Contribution Account, second, from his Vested Interest in his Employer Contribution Account, and finally, from his Salary Reduction Contribution Account.”
9. Subsection 6.2(b) of the Plan is hereby amended, as underlined, to be and read as follows:
“(b)	For purposes of this Section, “financial hardship” shall mean the immediate and heavy financial needs of the Participant. A withdrawal based upon financial hardship pursuant to this Section shall not exceed the amount that is both required to meet the immediate financial needs created by the hardship and not reasonably available from other resources of the Participant. The amount required to meet the Participant’s immediate financial needs may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determination of the existence of a Participant’s financial hardship and the amount required to be distributed to meet the needs created by the hardship shall be made by the Committee. The decision of the Committee shall be final and binding, provided that all Participants similarly situated shall be treated in a uniform and nondiscriminatory manner. A withdrawal shall be deemed to be made on account of the immediate and heavy financial needs of a Participant if the withdrawal is for:
(1)	Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code and reimbursed or reimbursable by insurance (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); or

(2)	Costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments); or

(3)	Payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Participant or the Participant’s spouse, children, or dependents (as defined in Code Section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); or

(4)	Payments necessary to prevent the eviction of the Participant from his principal residence or the foreclosure on the mortgage of the Participant’s principal residence; or

(5)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); or

(6)	Expenses for the repair of damage to the Participtant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)	Such other financial needs that the Commissioner of Internal Revenue may deem to be immediate and heavy financial needs through the publication of revenue rulings, notices, and other documents of general applicability.”
10. The heading of Section 7.4 of the Plan is hereby amended, to be and read as follows:
7.4 Severance from Employment Prior to Retirement.
11. Subsection 7.4(c)(1) of the Plan is hereby amended, as underlined, to be and read as follows:
“(1)	In the case of an individual who terminates employment with the Employer and all Controlled Entities at a time when he has a 0% Vested Interest in his Employer Contribution Account and who then incurs a Period of Severance that equals or exceeds the greater of five years or his aggregate Periods of Service completed before such Period of Severance, such individual’s Periods of Service completed before such Period of Severance shall be forfeited and completely disregarded in determining his years of Vesting Service. If the Participant has made any Salary Reduction Contributions to the Plan, such Participant’s Service shall not be disregarded under the immediately preceding sentence.”
12. Subsection 7.4(d)(1) of the Plan is hereby amended, as underlined, to be and read as follows:
“(1)	With respect to a Participant who terminates employment with the Employer and all Controlled Entities with a Vested Interest in his Employer Contribution Account that is less than 100% and receives a distribution from the Plan of the balance of his Vested Interest in his Accounts in the form of a lump sum distribution by the close of the second Plan Year following the Plan Year in which his employment is terminated, the nonvested portion of such terminated Participant’s Employer Contribution Account as of the Valuation Date next preceding his Benefit Commencement Date shall become a forfeiture as of his Benefit Commencement Date. If the value of a Participant’s vested Account Balance is zero, the Participant shall be deemed to have received a distribution of his or her vested Account Balance and such nonvested portion shall become a forfeiture as of his or her date of termination of employment with the Employer and all Controlled Entities. However, if such Participant made any Salary Reduction Contributions to the Plan prior to his or her termination with the Employer and all Controlled Entities, such Participant shall not be considered nonvested under the Plan and shall not be deemed to have received a distribution of his or her Account Balance.”
13. Subsection 7.4(e) of the Plan is hereby amended, as underlined, to be and read as follows:
“(e)	Restoration of Forfeited Account Balance. In the event that the nonvested portion of a terminated Participant’s Employer Contribution Account becomes a forfeiture, the terminated Participant shall, upon subsequent reemployment with the Employer or a Controlled Entity prior to incurring a Period of Severance of five consecutive years, have the forfeited amount restored to such Participant’s Employer Contribution Account, unadjusted by any subsequent gains or losses of the Trust Fund; provided, however, that such restoration shall be made only if, within five (5) years after the date the Participant is reemployed, such Participant repays in cash all amounts previously distributed to him from his or her (i) Salary Reduction Contribution Account (not including earnings on the Participant’s Salary Reduction Contributions), and (ii) Employer Contribution Account. A reemployed Participant who was not entitled to a distribution from the Plan on his date of termination of employment shall be considered to have repaid a distribution of zero dollars on the date of his reemployment. Any such restoration shall be made as of the Valuation Date coincident with or next succeeding the date of repayment. Restoration of the Participant’s Account Balance includes restoration of all Code Section 411(d)(6) protected benefits pertaining to that restored Account under applicable Treasury regulations. Notwithstanding the foregoing, if the value of such re-employed Participant’s vested Employer Contribution Account was zero and the Participant had made Salary Reduction Contributions to the Plan prior to separating from Service, such Participant shall not be considered nonvested under the Plan and shall be entitled to restoration of amounts forfeited from his Employer Contribution Account only if he or she satisfies the repayment requirements described in this Section. Notwithstanding anything to the contrary in the Plan, forfeited amounts to be restored by the Employer pursuant to this Section shall be charged against and deducted from forfeitures for the Plan Year in which such amounts are restored. If such forfeitures otherwise available are not sufficient to provide such restoration, the portion of such restoration not provided by forfeitures shall be charged against and deducted from Employer Retirement Savings Contributions otherwise available for allocation to other Participants, and any additional amount needed to restore such forfeited amounts shall be a minimum required Employer Retirement Savings Contribution (which shall be made without regard to current or accumulated earnings and profits).”
14. Section 8.5 of the Plan is hereby amended, as underlined, to be and read as follows:
“8.5	Direct Rollover Election. Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and manner prescribed by the Committee, to have all or any portion of an Eligible Rollover Distribution (other than any portion attributable to the offset of an outstanding loan balance of such Participant pursuant to the Plan’s loan procedure) paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The preceding sentence notwithstanding, a Distributee may elect a Direct Rollover pursuant to this Section only if such Distributee’s Eligible Rollover Distributions during the Plan Year are reasonably expected to total $200 or more. Furthermore, if less than 100% of the Participant’s Eligible Rollover Distribution is to be a Direct Rollover, the amount of the Direct Rollover must be $500 or more. Prior to any Direct Rollover pursuant to this Section, the Committee may require the Distributee to furnish the Committee with a statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is, or is intended to be, an Eligible Retirement Plan. If the Eligible Retirement Plan contains a cash or deferred arrangement, the Trustee must reasonably conclude, prior to permitting a Direct Rollover, that the transferee plan will continue the distribution restrictions described in Section 6.2 on any amounts included in the Direct Rollover that are attributable to the Participant’s Salary Reduction Contributions. Notwithstanding the above, any financial hardship withdrawal made to a Participant pursuant to Article VI shall not qualify as an Eligible Rollover Distribution and the Participant shall not be entitled to make a direct rollover election with respect to such distribution.”

15. Subsection 14.2(d) of the Plan is hereby amended, as underlined, to be and read as follows:
“(d)	In the case of a termination or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the Trustee shall pay the balance of the Accounts of a Participant for whom the Plan is so terminated, or who is affected by such partial termination, to such Participant, subject to the time of payment, form of payment, and consent provisions of Article VIII. However, distributions may not be made following termination of the Plan if the Employer establishes or maintains an alternative defined contribution plan as described in Treasury Regulation Section 1.401(k)-1(d)(4)(i).”
16. Section 14.3 of the Plan is hereby amended, as underlined, to be and read as follows:
“14.3	Merger, Consolidation, or Transfer. This Plan and Trust Fund may not merge or consolidate with, or transfer its assets or liabilities to, any other plan, unless immediately thereafter each Participant would, in the event such other plan terminated, be entitled to a benefit equal to or greater than the benefit to which he would have been entitled if the Plan were terminated immediately before the merger, consolidation, or transfer. In addition, before any merger, consolidation or transfer, the Trustee must reasonably determine, prior to to permitting such a transfer, that the transferee plan will continue the distribution restrictions of Code Sections 401(k)(2) and 401(k)(10) on any transferred amounts that are attributable to Salary Reduction Contributions of Participants.”
17. Section 18.10 of the Plan is hereby amended, as underlined, to be and read as follows:
“18.10	Distributions following a Severance from Employment. A Participant’s elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. For purposes of the distribution restrictions, a severance from employment occurs when an Employee ceases to be an Employee of the Employer maintaining the Plan. An Employee does not have a severance from employment if, in connection with a change in employment, the Employee’s new employer maintains the Plan with respect to the Employee, by assuming sponsorship of the Plan or by accepting a transfer of Plan assets and liabilities (within the meaning of Code Section 414(e)) with respect to the Employee.”

Exhibit 10.8
     IN WITNESS WHEREOF, the Employer has caused this instrument to be executed this 12th day of December, 2006.

DELL INC.

By:	/s/ Kathleen O. Angel

Its:	Director, Global Benefits

Date:	12/12/06

ATTEST:

/s/ Robert Potts

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